DEFC 14A Additional Information - Letters to Shareholders

The following additional information is provided relating to letters previously mailed by me to TVI shareholders.

On or after February 25, 2008 I mailed one letter to two shareholders and another letter to nine shareholders.

At the time I mailed these letters I had not considered filing an opposition proxy statement and did not intend to seek a proxy from any shareholder.

I decided to file an opposition proxy statement only after reading the Company’s Preliminary Proxy Statement filed with the SEC on April 18, 2008. That statement made clear to me that the Board would not voluntarily include my nomination or stockholder proposals on the agenda for consideration by the shareholders. I retained the services of D. F. King & Co on April 25, 2008 to assist me in the opposition solicitation.

At no time did I have any kind of agreement or understanding with any shareholder about action in concert with respect to purchase, sale or voting of shares of the Company.

The following letter was mailed to nine shareholders on or after February 25, 2008.

Allen E. Bender
2411 Pimpernel Drive
Waldorf, MD 20603

February 25, 2008
Dear TVI Shareholder:

I am a very frustrated TVI shareholder, and I am writing to ask your support for some change. The situation speaks for itself and demands some immediate corrective action - superb finances, huge opportunities, and market leadership have been squandered, and now our very survival is threatened.

I am a large shareholder of the company and a long-time loyal supporter. You may remember that I was the CEO and Chairman from 1995 to 2002. . I have always been a staunch supporter of the company, but recent events and Board missteps have destroyed my faith. Now I want to save my investment!

I am convinced that TVI’s product line, corporate experience, asset base, and market presence represent a far greater enterprise value than is reflected by the share price. I am also convinced that our Board has not served our interests well. We have trusted and accepted their promises far too long.

There are two Board seats up for re-election at the coming Annual Meeting, and I and another old friend of TVI, Jeff Squires, have submitted our nominations for these two seats. Jeff is a well-known DC attorney with extensive corporate and SEC experience. You may remember that Jeff was a member with me of the 1995 Clean-up Crew which brought TVI out of bankruptcy, jailed the former CEO for embezzlement, and positioned the company as a leading supplier in Homeland Defense. He served several years both on the Board and as Corporate Counsel.

Four of the current five directors have been on the Board for about the past three years, and their record speaks for itself. Share price has plunged from $4 to 35 cents, cash has been replaced by hefty debt, a terrible acquisition was made, and earnings have evaporated. In response to a whistleblower’s complaint, the Board belatedly uncovered improper acts by our CEO and XVP that ultimately cost the company millions of dollars, much of which was spent on outside accountants and lawyers. Meanwhile, the Board took action to entrench itself, and the five non-employee directors were paid in 2006 a combined total of $441,625.

In the past the Board has taken advantage of certain provisions of Maryland law which tend to entrench itself and minimize shareholder involvement. To make the Board more accountable to shareholders, I have proposed changes to our charter and by-laws to prevent such entrenchment for consideration at the Annual Meeting. I am hopeful the Board will be professional enough to let these important corporate governance issues be presented to shareholders for their decision.

The Board will oppose this initiative, and I need your help. I ask that you vote for these governance changes, and to elect Jeff and me to the Board. Be assured that we will make every effort to make operational and strategic decisions needed to return the company to profitability. We pledge to insist on utmost integrity, to be as transparent as possible, and to always put shareholder interests first.

Please e-mail me at TVIproject@comcast.net if you have a question about this initiative. Send me your e-mail address if you wish to be on a mailing list for future developments.

Sincerely,

ALLEN BENDER

    The following letter was mailed to two shareholders on or after February 25, 2008.

Allen E. Bender
2411 Pimpernel Drive
Waldorf, MD 20603

February 25, 2008

(Shareholder Name
And
Mailing Address)

Dear Mr. (Shareholder Last Name):

I am a very unhappy and frustrated TVI shareholder, and I suspect you feel the same way. You have seen your stock valued at $2.75 hit a high of $6.71, then stabilize at about $4 for a couple of years, and finally get clobbered to 35 cents by actions and inactions of an inept Board. The situation speaks for itself and demands some immediate corrective action - superb finances, huge opportunities, and market leadership have been squandered, and now our very survival is threatened.

I am a large shareholder of the company and a long-time loyal supporter. I was the CEO and Chairman of the company from 1995 to 2002. I have always been a staunch supporter of the company, but recent events and Board action have destroyed my faith. Now I want to save my investment!

I am convinced that TVI’s product line, corporate experience, asset base, and market presence represent a far greater enterprise value than is reflected by the current share price. I am equally convinced that our Board has not served our interests very well. We have kept our trust and accepted their promises far too long.

There are two Board seats up for re-election at the coming Annual Meeting, and I and another old friend of TVI, Jeff Squires, have submitted our nominations for these two seats. Jeff is a well-known DC attorney with extensive corporate and SEC experience. You may be aware that Jeff was a member with me of the 1995 Clean-up Crew which brought TVI out of bankruptcy, jailed the former CEO for embezzlement, and positioned the company as a leading supplier in Homeland Defense. He served several years both on the Board and as Corporate Counsel.

Four of the current five directors have been on the Board for about the past three years, and their record speaks for itself. Share price has plunged from $4 to 35 cents, cash has been replaced by hefty debt, a terrible acquisition was made, and earnings have evaporated. In response to a whistleblower’s complaint, the Board belatedly uncovered improper acts by our CEO and XVP that ultimately cost the company millions of dollars, much of which was spent on outside accountants and lawyers. Meanwhile, the Board took action to entrench itself, and the five non-employee directors were paid in 2006 a combined total of $441,625.

In the past the Board has taken advantage of certain provisions of Maryland law which tend to entrench itself and minimize shareholder involvement. To make the Board more accountable to shareholders, I have proposed changes to our charter and by-laws to prevent such entrenchment for consideration at the Annual Meeting. I am hopeful the Board will be professional enough to let these important governance issues be presented to shareholders for their decision.

Page 2, (Shareholder Name), February 25, 2008

I do not expect the Board to act kindly toward this initiative, and I need your help. I hope that you will vote for these governance changes, and to elect me and Jeff to the Board. Be assured that we will make every effort to make operational and strategic decisions needed to return the company to profitability. We pledge to insist on the utmost integrity, to be as transparent as possible, and to always put shareholder interests first.

I am aware that you are a business associate of Mr. Kline, and that Mr. Yount was appointed to the Board as part of the Safety Tech acquisition. I would expect that they will oppose both my proposals and also the election of Jeff and me, and that they will encourage you to do the same. I can only ask that you have an open mind, and vote according to your own best interest.

I would note my firm belief that if a board does an adequate job they have nothing to fear from shareholders. I am a firm believer that directors should serve one year terms, and not be permitted to shield themselves from shareholder accountability by hiding behind laws and regulations designed to protect companies from hostile take-overs. I served on the Board for seven years not only without any of these gimmicks but even without liability insurance.

Please note that neither Mr. Kline nor Mr. Yount is put at risk by either my proposals or my candidacy for election. I believe that Mr. Kline is doing a fine job as General Manager of the respirator division.

I will be pleased to discuss this initiative with you further, and provide information you may wish. As one of TVI’s major stockholders you have a lot at stake. Please e-mail me at TVIproject@comcast.net or write to me at the above address.

Be assured that my only goal is to increase shareholder value and the price of TVI stock.

Sincerely,

ALLEN BENDER

     Participant information is contained in the revised Definitive Statement I am filing on or about June 3, 2008.